Exhibit 99.1

PROG Holdings, Inc. Announces Final Results of Tender Offer

SALT LAKE CITY, December 8, 2021 – PROG Holdings, Inc. (NYSE:PRG), the fintech holding company for Progressive Leasing, Vive Financial, and Four Technologies, today announced the final results of its “modified Dutch auction” tender offer. The tender offer expired at 12:00 midnight, New York City time, at the end of the day on December 3, 2021.

In accordance with the terms and conditions of the tender offer and based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, PROG Holdings accepted for purchase, at a purchase price of $49.00 per share, a total of 8,673,469 shares properly tendered and not properly withdrawn before the expiration date, at an aggregate cost of approximately $425 million, excluding fees and expenses relating to the tender offer. PROG Holdings accepted the shares on a pro rata basis, except for tenders of “odd lots,” which were accepted in full, and conditional tenders that were automatically regarded as withdrawn because the condition of the applicable tender was not met. The Company has been informed by the depositary that the final proration factor for the tender offer is 77.8%. The shares accepted for purchase represent approximately 13.2% of PROG Holdings’ outstanding common stock as of December 1, 2021.

The depositary will issue payment for the shares properly tendered and accepted for purchase in the tender offer on December 9, 2021, and will promptly return to the tendering shareholders all other shares tendered and not purchased.

J.P. Morgan Securities LLC acted as dealer manager for the tender offer. Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson LLC, at (800) 868-1390 (toll-free).

About PROG Holdings, Inc.

PROG Holdings, Inc. (NYSE:PRG) is a fintech holding company headquartered in Salt Lake City, UT, that provides transparent and competitive payment options to consumers. PROG Holdings owns Progressive Leasing, a leading provider of e-commerce, app-based, and in-store point-of-sale lease-to-own solutions, Vive Financial, an omnichannel provider of second-look revolving credit products, and Four Technologies, provider of Buy Now, Pay Later payment options through its platform Four. More information on PROG Holdings’ companies can be found at https://www.progholdings.com.

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Investor Contact

John A. Baugh, CFA

Vice President, Investor Relations

john.baugh@progleasing.com

Media Contact

Mark Delcorps

Director, Corporate Communications

media@progleasing.com